Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-200977 of Sabine Oil & Gas Corporation on Form S-8 of our report dated March 31, 2014, relating to the consolidated financial statements of Sabine Oil & Gas LLC as of and for the years ended December 31, 2013 and 2012 (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the restatement of the 2012 consolidated financial statements as discussed in Note 2 to the consolidated financial statements), appearing in this Current Report on Form 8-K/A of Sabine Oil & Gas Corporation.

/s/ Deloitte & Touche LLP

Houston, Texas

January 21, 2015